Exhibit 99.1

	RE:	MHI Hospitality Corporation
814 Capitol Landing Road
Williamsburg, VA 23185
(757) 229-6548

TRADED: AMEX: MDH

FOR YOUR INFORMATION:

AT THE COMPANY:	AT THE FINANCIAL RELATIONS BOARD:

Bill Zaiser	Georganne Palffy
Chief Financial Officer	General Information
(301) 474-3307	(312) 640-6768

FOR IMMEDIATE RELEASE

WEDNESDAY, JANUARY 19, 2005

MHI HOSPITALITY CORPORATION ANNOUNCES EXERCISE OF

OVER-ALLOTMENT OPTION AND CLOSING OF $23 MILLION SECURED

REVOLVING CREDIT FACILITY

Williamsburg, VA – January 19, 2005 – MHI Hospitality Corporation (AMEX: MDH), today announced that the underwriters of its recently completed initial public offering have exercised their option and indicated that they will purchase an additional 700,000 shares of common stock from the company. MHI Hospitality Corporation expects to receive approximately $6,510,000 in net proceeds from the sale of these shares after deducting the underwriting discount.

The company also announced that it had closed on the $23 million secured revolving credit facility with Branch Banking and Trust Company (BB&T Bank) referenced in its initial public filing. The three-year credit agreement was priced at LIBOR plus 2.5%, and will be used in conjunction with the capital raised in the public offering to acquire new properties that align with MHI Hospitality’s investment strategy.

BB&T Capital Markets is the sole book-running manager for the offering, with Ferris Baker, Watts, Hilliard Lyons and Flagstone Securities acting as co-managers.

A copy of the final prospectus relating to this offering may be obtained from the syndicate department of BB&T Capital Markets Division of Scott & Stringfellow, Inc., Syndicate Department, 909 East Main Street, Richmond, VA 23219 (Tel.: 804-780-3267). This press release shall not constitute an offer of securities for sale, or a solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or jurisdiction.

MHI Hospitality Corporation

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About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-advised lodging REIT focused on the acquisition, redevelopment and management of midscale and upscale full service hotels in the mid-Atlantic and southeastern United States. Currently, the portfolio consists of six properties for a total of 1,381 rooms, the majority of which operate under the Hilton and Holiday Inn brands.

Forward-Looking Statements

This presentation includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond the Company’s control. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. For a further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the prospectus.